August 28, 1996



   U.S. Securities and Exchange Commission
   Washington, D.C.  20549



   Dear Sirs:

   With respect to the filing of the Form 10-KSB of EuroAmerican Group Inc. for the fiscal year ended May 31, 1996, we note that certain information prepared and provided to us by the Registrant could not be audited in a reasonable timeframe, which has resulted in a delay in the completion and issuance of the audit report on the consolidated financial statements.

   Very truly yours,



   /s/  Arthur Andersen LLP

        ARTHUR ANDERSEN LLP